SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  [ ]

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[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[ ] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-12

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                                AGERE SYSTEMS INC.
                (Name of Registrant as Specified in its Charter)

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Following is the text of an internal news article that will be electronically distributed by Agere to its employees beginning on December 20, 2002:

December 20, 2002

Yesterday, Agere filed with the U.S. Securities and Exchange Commission a preliminary version of the proxy statement for our 2003 annual meeting of stockholders. Among the items we will ask stockholders to vote on at the meeting are three alternative proposals that would allow us to implement a reverse stock split. Each proposal includes a different ratio for the reverse stock split. Those ratios are 1-for-5, 1-for-10, and 1-for-15. This does not mean that we have made a decision to implement a reverse stock split, only that we will have stockholder approval to do so if the Board of Directors feels it would be in the interests of Agere and its stockholders.

If any of the proposals are approved by stockholders at the annual meeting, our Board of Directors may choose to implement a reverse stock split using the ratio in one of the approved proposals at any time prior to the 2004 annual meeting. The Board also may choose not to implement a reverse stock split. A reverse split would reduce the number of shares outstanding, and it is expected that, at least initially, our stock price would increase in proportion to the decrease in outstanding shares, although our stock price could decline thereafter.

A reverse stock split would affect all Agere stock options. If the Board decides to do a reverse stock split, Agere will adjust both the exercise price and the number of shares covered by each option, including those held by officers, so that option holders do not make or lose money solely as a result of the reverse stock split. For example, if we did a 1-for-5 reverse stock split, an option for 1,000 shares at $6 per share would become an option for 200 shares at $30 per share. In other words, the total exercise price of the option remains the same, and the amount by which the option is above or under water is the same.

A reverse stock split could enable us to satisfy the New York Stock Exchange's continued listing criteria related to minimum share price. At the end of a six-month period, which ends May 5, our stock price must be at least $1, and our stock must have had an average closing price of at least $1 during the preceding 30 trading days.

If our stock price does meet the continued listing requirements in May, the Board might still implement a reverse stock split if it felt doing so was in the interests of Agere and its stockholders.

The full preliminary proxy statement can be viewed at http://web.agere.com/proxy/d11595.htm

      Agere will file with the Securities and Exchange Commission a definitive proxy statement in connection with its 2003 Annual Meeting of Stockholders. STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement and any other proxy soliciting materials filed by Agere with the Securities and Exchange Commission in connection with the 2003 Annual Meeting of Stockholders at the Securities and Exchange Commission's website at http://www.sec.gov. In addition, stockholders may obtain a free copy of the definitive proxy statement by writing to Agere c/o The Bank of New York, Church Street Station, P.O. Box 11082, New York, NY 10286.

      Agere and its Directors, officers and employees may be deemed to be participants in the Board of Directors' solicitation of proxies for the 2003 Annual Meeting of Stockholders. Please see the definitive proxy statement when it becomes available for a description of the interests, if any, of these parties in the solicitation.